EXHIBIT (d)(2)(R)

IRC Section 457 Endorsement for Government Plans

IRC SECTION 457 ENDORSEMENT

FOR GOVERNMENTAL PLANS

This endorsement forms a part of the annuity contract or policy (hereafter "Policy") to which it is attached. The Policy is being or has been purchased by an eligible governmental employer for an employee under an eligible deferred compensation plan (the "Plan") as provided in Internal Revenue Code ("Code") Section 457(b). The Plan is maintained by the governmental employer for the exclusive benefit of Plan participants and their beneficiaries. The Policy, as modified by this endorsement, is intended to qualify as an annuity within the meaning of Code Sections 401(f), 401(g) and 457(g).

1.	Effective Date.

A.	If the Plan was in effect before August 20, 1996, the effective date of this endorsement shall be the earlier of:

1)	January 1, 1999, or
2)	the issue date of the endorsement.

B.	If the Plan was first effective on or after August 20, 1996, the effective date of this endorsement shall be the Policy Date.

2.	Exclusive Benefit.

Except as otherwise permitted by Code Section 457(g), the Policy and any benefits hereunder shall be for the exclusive benefit of the Plan participant and the participant's beneficiaries. The Plan participant is the Annuitant under the policy. At any time prior to the satisfaction of all liabilities to the Plan participant and his or her beneficiaries, it shall be impossible for any part of the values in the Policy to be used for or diverted to, purposes other than for the exclusive benefit of the Plan participant and his or her beneficiaries.

3.	Policy is Nontransferable.

This Policy, and any benefits it provides, shall be nontransferable if owned by anyone other than the trustee of a trust maintained in connection with the Plan as described in Code Section 457(g). Except with respect to an assignment of benefits pursuant to a Qualified Domestic Relations Order, as defined in Code Section 414(p)(1)(A)(i) and 401(a)(13), all payments made hereunder to or on behalf of a participant or other payee under the plan shall be for the support and maintenance of such payee. Such benefits may not be directly or indirectly sold, assigned, discounted, pledged as collateral for a loan, or as security for the performance of an obligation or for any other purpose to any person other than to the issuer of the contract and shall not be commuted or anticipated, and to the fullest extent permitted by law, will not be subject to attachment or otherwise to the claims of any creditor of such participant or payee.

Nothing in this endorsement however, shall be read to prohibit a trustee-to-trustee transfer otherwise permitted by Code Section 457(e)(10) (or a successor provision thereto) or permissible exchange of one annuity policy for another.

457-V Ed. 5-07

4.	Distribution Limitations.

If the Policy is owned by anyone other than the trustee of a trust maintained in connection with the Plan as described in Code Section 457(g), distributions may be limited by the requirements of the Plan, including the requirements of Code Sections 401(a)(9), 457(d) and regulations issued pursuant thereto. In such cases, provisions of Code Sections 401(a)(9) and 457(d) or successor provisions thereto, shall override any distribution options in the Policy to the contrary, to the extent necessary to comply with the Code or Regulations.

5.	Policy Amendments and Liability Limits.

This Policy is issued on a sex-neutral basis and the following policy provisions are amended as follows:

"Misstatement of Age or Sex" in the General Provisions section is amended by adding the following sentence:

"No adjustment for misstatement of sex will be made if this Policy was issued on a sex- neutral basis".

"Basis of Payments" in the Annuity Income section is amended to reflect that the table used in calculating payments under Tables C and D will be the 1983 Table "a-G" projected 17 years.

The Policy may be amended from time to time if required to reflect any change in the Internal Revenue Code, Internal Revenue Service regulations, published revenue rulings or other IRS requirements. Any amendment will have received approval from the Insurance Department of the state where the amendment is attached.

Ameritas Life Insurance Corp. will not incur any liability or be responsible for:

a.	the timing, purpose or propriety of any contribution;

b.	any tax or penalty imposed on account of any such contribution or distribution; or

c.	any other failure, in whole or in part, by the Annuitant or employer to comply with the applicable provisions set forth in the Code or any other law.

AMERITAS LIFE INSURANCE CORP.

/s/	Jan M. Connolly	/s/	JoAnn M. Martin
	Secretary		President

457-V Ed. 5-07